UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14 (c)

of the Securities Exchange Act of 1934

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AIXIN LIFE INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

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AIXIN LIFE INTERNATIONAL, INC.

Hongxing International Business Building 2, 14th FL, No. 69 Qingyun South Ave., Jinjiang District

Chengdu City, Sichuan Province, China

INFORMATION STATEMENT

AND

NOTICE OF ACTION BY

WRITTEN CONSENT OF MAJORITY SHAREHOLDER

August 24, 2020

BY WRITTEN CONSENT IN LIEU OF A MEETING OF SHAREHOLDERS, SHAREHOLDERS OWNING A MAJORITY OF OUR OUTSTANDING SHARES OF COMMON STOCK HAVE AUTHORIZED OUR BOARD OF DIRECTORS TO ADOPT (IN THE EVENT IT IS DEEMED ADVISABLE BY THE BOARD) AN AMENDMENT TO OUR ARTICLES OF INCORPORATION EFFECTING A REVERSE STOCK SPLIT WITH RESPECT TO THE OUTSTANDING SHARES OF THE COMMON STOCK OF AIXIN LIFE INTERNATIONAL, INC. AT A RATIO TO BE DETERMINED IN THE DISCRETION OF OUR BOARD WITHIN A RANGE OF ONE (1) SHARE OF COMMON STOCK FOR EVERY TWO (2) TO SIX (6) SHARES OF COMMON STOCK (THE “REVERSE STOCK SPLIT”) AND A DECREASE IN THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FROM 950,000,000 TO 500,000,000 (THE “DECREASE”) CONCURRENTLY WITH THE REVERSE SPLIT. A VOTE OF THE REMAINING SHAREHOLDERS IS NOT NECESSARY. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement and Notice of Action by Written Consent of Majority Shareholder is being furnished to the holders of shares of the common stock, par value $0.00001 per share, of AiXin Life International, Inc., a Colorado corporation (the “Company”, “we”, or “AiXin”). The purpose of this Information Statement and Notice of Action by Written Consent of Majority Shareholder is to notify you that on July 9, 2020 (the “Record Date”), the Company received written consent in lieu of a meeting of shareholders dated July 9, 2020 (the “Written Consent”) from Quanzhong Lin, the record holder of 116,277,415 shares of common stock representing approximately 58% of the total issued and outstanding shares of common stock of the Company (the “Majority Shareholder”) to grant the Board discretionary authority to approve (in the event it is deemed advisable by our Board) an amendment (the “Amendment”) to our articles of incorporation, as amended (the “Articles of Incorporation”), to (i) effect a reverse stock split of our issued and outstanding shares of common stock, $0.00001 par value per share (the “Common Stock”), at a ratio to be determined in the discretion of our Board within a range of one (1) share of Common Stock for every two (2) to six (6) shares of Common Stock (the “Reverse Stock Split”) and (ii) a decrease in the number of shares of Common Stock authorized from 950,000,000 to 500,000,000 (the “Decrease”) concurrently with the Reverse Split.

We had 200,000,000 shares of Common Stock outstanding as of the Record Date.

The approval of the Amendment by a written consent in lieu of a meeting of shareholders signed by the holder of a majority of our outstanding shares of Common Stock is sufficient under Article XVII of our Articles of Incorporation, as amended, pursuant to Section 7.107-104(1)(b) of the Colorado Business Corporation Act (“CBCA”). Accordingly, no proxy of our shareholders will be solicited for a vote on the Amendment and this Information Statement and Notice of Action by Written Consent of Majority Shareholder is being furnished to shareholders solely to provide them with certain information concerning the Reverse Stock Split and Decrease in accordance with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the regulations promulgated thereunder, including particularly Regulation 14C, and Section 7.107-104(b)(5.5) of the CBCA. No additional action will be undertaken by us with respect to the receipt of written consents, and no dissenters’ rights with respect to the receipt of the written consents are afforded to stockholders as a result of the approval of the Amendment. In accordance with Regulation 14C, the Amendment may not be effected prior to the 21st day after this Information Statement is mailed to shareholders of record as of August 17, 2020. The Reverse Stock Split is also subject to approval by the Financial Regulatory Authority.

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This Information Statement contains a brief summary of the material aspects of the Amendment approved by the Board and the Majority Shareholder.

APPROVAL OF AN AMENDMENT (IN THE EVENT IT IS DEEMED ADVISABLE BY THE BOARD) TO OUR ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR ISSUED AND OUTSTANDING SHARES OF COMMON STOCK AT A RATIO TO BE DETERMINED IN THE DISCRETION OF OUR BOARD WITHIN A RANGE OF ONE (1) SHARE OF COMMON STOCK FOR EVERY TWO (2) TO SIX (6) SHARES OF COMMON STOCK

General

The Board has adopted and the Majority Shareholder has approved an amendment to our articles of incorporation (in the event it is deemed advisable by the Board) to effect a Reverse Stock Split of our issued and outstanding shares of Common Stock. The Majority Shareholder has approved an amendment to Article IV of our Articles of Incorporation to effect a Reverse Stock Split of our Common Stock at a ratio to be determined in the discretion of our Board and publicly announced prior to the effectiveness of any Reverse Stock Split within the range of one (1) share of our Common Stock for every two (2) to six (6) shares of our Common Stock. Pursuant to the laws of the State of Colorado, our state of incorporation, the Board must adopt any amendment to our Articles of Incorporation and submit the amendment to shareholders for their approval. If the Amendment is filed with the Secretary of State of the State of Colorado, the Amendment will effect the Reverse Stock Split by reducing the outstanding number of shares of our Common Stock by the ratio to be determined by the Board and publicly announced prior to the effectiveness of any Reverse Stock Split. If the Board does not implement an approved Reverse Stock Split prior to the one-year anniversary of mailing of this Information Statement, the Board will once again seek shareholder approval before implementing any Reverse Stock Split after that time.

Pursuant to the Amendment, any whole number of outstanding shares, between and including two and six, would be combined into one share of Common Stock and authorize the Board to file such Amendment, as determined by the Board in the manner described herein. The Board may also elect not to effect any Reverse Stock Split and consequently not to file the Amendment. The Board believes that the Amendment granting our Board this discretion, rather than approval of a specified exchange ratio, provides our Board with maximum flexibility to react to then-current market conditions and, therefore, is in the best interests of AiXin and its shareholders. The Board’s decision as to whether and when to effect the Reverse Stock Split will be based on a number of factors, including market conditions, existing and expected trading prices for our Common Stock. Although the Majority Shareholder has approved the Reverse Stock Split, we will not effect the Reverse Stock Split if the Board does not deem it to be in the best interests of AiXin and its shareholders. The Reverse Stock Split, if deemed by the Board to be in the best interests of AiXin and its shareholders, will be effected, if at all, at a time that is not later than the one year anniversary of the commencement of the mailing of this Information Statement. The Board will publicly announce the ratio selected for the Reverse Stock Split prior to the effectiveness of any such Reverse Stock Split.

Although the Amendment to effect the Reverse Stock Split will not change the number of authorized shares of Common Stock or Preferred Stock, or the par value of the Common Stock or Preferred Stock, we anticipate effecting a decrease in the number of authorized shares of Common Stock in the event that the Reverse Stock Split is effected, which decrease will be a fixed number regardless of the Reverse Stock Split ratio. Therefore, depending upon the Reverse Stock Split ratio after effecting the Reverse Stock Split and such authorized share decrease we may have a significant number of unissued shares remaining available for grant. As of the date of this Information Statement, we do not have any current plans, arrangements or understandings relating to the issuance of any additional shares of authorized Common Stock that will become available following the Reverse Stock Split other than upon exercise of our currently outstanding options and warrants, upon conversion of our currently outstanding convertible debt and in connection with the potential up-listing of the Common Stock to the Nasdaq Stock Market (the “Nasdaq”) or NYSE American.

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Purpose and Background of the Reverse Stock Split

The Board believes that listing our Common Stock on Nasdaq or the NYSE American will increase the liquidity of our Common Stock by providing us with a market for the Common Stock that is more accessible than if AiXin’s Common Stock were to continue to trade on the OTCQB or on the “pink sheets” maintained by the OTC Markets Group, Inc. Such alternative markets are generally considered to be less efficient than, and not as broad as, the Nasdaq and NYSE American. Among other factors, trading on the Nasdaq or NYSE American may increase liquidity and potentially minimize the spread between the “bid” and “asked” prices quoted by market makers. Further, such a listing may enhance our access to capital, increase our flexibility in responding to anticipated capital requirements and facilitate the use of our Common Stock in any strategic or financing transactions that we may undertake. We believe that prospective investors will view an investment in the Company more favorably if our shares qualify for listing on the Nasdaq or NYSE American as compared with the OTC markets. The Board has also determined that the consummation of the Reverse Stock Split may be necessary to achieve compliance with the listing requirements of Nasdaq or NYSE American.

The Board also believes that the current low per share market price of AiXin’s Common Stock has a negative effect on the marketability of AiXin’s existing shares. The Board believes there are several reasons for this effect. First, certain institutional investors have internal policies preventing the purchase of low-priced stocks. Second, a variety of policies and practices of broker-dealers discourage individual brokers within those firms from dealing in low-priced stocks. Third, because the brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current share price of AiXin’s Common Stock can result in individual stockholders paying transaction costs (commissions, markups or markdowns) that are a higher percentage of their total share value than would be the case if the share price of the Common Stock were substantially higher. This factor is also believed to limit the willingness of some institutions to purchase the Common Stock. The Board anticipates that a Reverse Stock Split will result in a higher bid price for AiXin’s Common Stock, which may help to alleviate some of these problems.

We expect that a Reverse Stock Split of our Common Stock will increase the market price of the Common Stock so that we are able to obtain compliance with the initial listing minimum bid price listing standard of Nasdaq and NYSE American. However, the effect of a Reverse Stock Split on the market price of the Common Stock cannot be predicted with any certainty, and the history of similar stock split combinations for companies in like circumstances is varied. It is possible that the per share price of the Common Stock after the Reverse Stock Split will not rise in proportion to the reduction in the number of shares of the Common Stock outstanding resulting from the Reverse Stock Split, effectively reducing our market capitalization, and there can be no assurance that the market price per post-reverse split share will either exceed or remain in excess of the prescribed initial listing minimum bid price for a sustained period of time. The market price of AiXin’s Common Stock may vary based on other factors that are unrelated to the number of shares outstanding, including AiXin’s future performance.

If the Reverse Stock Split successfully increases the per share price of our Common Stock, as to which no assurance can be given, the Board believes this increase will aid AiXin in obtaining its listing on Nasdaq or NYSE American and may facilitate future financings and enhance our ability to attract, retain, and motivate employees and other service providers.

PLEASE NOTE THAT UNLESS SPECIFICALLY INDICATED TO THE CONTRARY, THE DATA CONTAINED IN THIS INFORMATION STATEMENT, INCLUDING BUT NOT LIMITED TO SHARE NUMBERS, CONVERSION PRICES AND EXERCISE PRICES OF OPTIONS AND WARRANTS, DOES NOT REFLECT THE IMPACT OF THE REVERSE STOCK SPLIT THAT MAY BE EFFECTUATED.

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Board Discretion to Implement the Reverse Stock Split

If the Board determines to effect the Reverse Stock Split, it will consider certain factors in selecting the specific stock split ratio, including prevailing market conditions, the trading price of the Common Stock and the steps that we will need to take in order to meet the initial listing bid price requirement and other listing regulations of the Nasdaq r NYSE American. Based in part on the price of the Common Stock on the days leading up to the filing of the Amendment effecting the Reverse Stock Split, the Board will determine the ratio of the Reverse Stock Split, in the range of 1:2 to 1:6, that, in the judgment of the Board, is the reverse split ratio most likely to allow us to achieve and maintain compliance with the minimum price per share requirement for initial listing on the Nasdaq or NYSE American for the longest period of time, while retaining a sufficient number of outstanding, tradeable shares to facilitate an adequate market. The Board will publicly announce the ratio selected for the Reverse Stock Split prior to the effectiveness of the Reverse Stock Split within the limits set forth herein.

The Board may, in its sole discretion, abandon the proposed Amendment and determine prior to the effectiveness of any filing with the Secretary of State of the State of Colorado not to effect the Reverse Stock Split prior to the one year anniversary of the commencement of the mailing of this Information Statement. If the Board fails to implement the Amendment prior to such one-year anniversary, stockholder approval would again be required prior to implementing any Reverse Stock Split.

Recent Actions Taken By the Board to Implement Reverse Stock Split and Obtain a Listing on The NASDAQ Capital Market

On August 17, 2020, by unanimous written consent in lieu of a meeting, the Board adopted resolutions authorizing a one (1)-for-four (4) reverse stock split and on August 19, 2020 filed Articles of Amendment to effect the Reverse Stock Split with the Secretary of State of the State of Colorado in the form annexed hereto as Appendix A. The Reverse Stock Split is to become effective at 5:01p.m. Eastern Time on October 27, 2020, the date specified in the Articles of Amendment or such later date as the Reverse Stock Split is approved by FINRA.

On August 18, 2020, we filed an application to have our Common Stock listed on The Nasdaq Capital Market. We cannot assure you when, or if, Nasdaq will approve the application.

Principal Effects of the Reverse Stock Split

The Reverse Stock Split will be effected simultaneously for all issued and outstanding shares of Common Stock and the stock split ratio will be the same for all issued and outstanding shares of Common Stock. The Reverse Stock Split will affect all of our shareholders uniformly and will not affect any stockholder’s percentage ownership interests in AiXin, except for possible changes due to the treatment of fractional shares resulting from the Reverse Stock Split. After the Reverse Stock Split, the shares of our Common Stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to our Common Stock now authorized. Common Stock issued pursuant to the Reverse Stock Split will remain fully paid and non-assessable. The Reverse Stock Split will not affect AiXin continuing to be subject to the periodic reporting requirements of the Exchange Act. The Reverse Stock Split is not intended to be, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Exchange Act.

The Reverse Stock Split may result in some stockholders owning “odd-lots” of less than 100 shares of our Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

Following the effectiveness of any Reverse Stock Split approved by the shareholders and implementation by the Board, current shareholders will hold fewer shares of Common Stock, with such number of shares dependent on the specific ratio for the Reverse Stock Split. For example, if the Board approves a 1-for-5 Reverse Stock Split, a stockholder owning a “round-lot” of 100 shares of Common Stock prior to the Reverse Stock Split would hold 20 shares of Common Stock following the Reverse Stock Split. THE HIGHER THE REVERSE RATIO (1-FOR-5 BEING HIGHER THAN 1-FOR-2, FOR EXAMPLE), THE GREATER THE REDUCTION OF RELATED SHARES EACH EXISTING SHAREHOLDER, POST REVERSE STOCK SPLIT, WILL EXPERIENCE.

In deciding whether to implement the Reverse Stock Split and the specific Reverse Stock Split ratio to be used, the Board will consider primarily the satisfaction of the Nasdaq or NYSE American initial listing requirements, as described above under the heading “Purpose and Background of the Reverse Stock Split.” It may also consider, among other things: (i) the market price of the Common Stock at the time of the Reverse Stock Split; (ii) the number of shares that will be outstanding after the Reverse Stock Split; (iii) the shareholders’ equity at such time; (iv) the shares of Common Stock available for issuance in the future; (v) the liquidity of the Common Stock in the market and the improved liquidity that may result; and (vi) the nature of AiXin’s operations. The Board maintains the right to elect not to proceed with the Reverse Stock Split if it determines, in its sole discretion, that AiXin will be able to satisfy the initial listing requirements of Nasdaq without implementing the Reverse Stock Split or if it is otherwise no longer in the best interests of AiXin. The Board will publicly announce the ratio selected for the Reverse Stock Split prior to the effectiveness of the Reverse Stock Split.

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Risks Associated with the Reverse Stock Split

There are risks associated with the Reverse Stock Split, including that the Reverse Stock Split may not result in a sustained increase in the per share price of our Common Stock. There is no assurance that:

●	the market price per share of the Common Stock after the Reverse Stock Split will rise in proportion to the reduction in the number of shares of the Common Stock outstanding before the Reverse Stock Split;
●	the Reverse Stock Split will result in a per share price that will attract brokers and investors who do not trade in lower priced stocks; and
●	the Reverse Stock Split will result in a per share price that will increase our ability to attract and retain employees and other service providers

Shareholders should note that the effect of the Reverse Stock Split, if any, upon the market price for the Common Stock cannot be accurately predicted. In particular, we cannot assure you that prices for shares of the Common Stock after the Reverse Stock Split will be two (2) to six (6) times, as applicable, the prices for shares of the Common Stock immediately prior to the Reverse Stock Split. Furthermore, even if the market price of the Common Stock does rise following the Reverse Stock Split, we cannot assure you that the market price of the Common Stock immediately after the proposed Reverse Stock Split will be maintained for any period of time. Even if an increased per-share price can be maintained, the Reverse Stock Split may not achieve the desired results that have been outlined above. Moreover, because some investors may view the Reverse Stock Split negatively, we cannot assure you that the Reverse Stock Split will not adversely impact the market price of the Common Stock.

The market price of the Common Stock will also be based on our performance and other factors, some of which are unrelated to the Reverse Stock Split or the number of shares outstanding. If the Reverse Stock Split is effected and the market price of the Common Stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a Reverse Stock Split. The total market capitalization of the Common Stock after implementation of the Reverse Stock Split when and if implemented may also be lower than the total market capitalization before the Reverse Stock Split. Furthermore, the liquidity of the Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Stock Split.

While we aim that the Reverse Stock Split will be sufficient to obtain our listing on Nasdaq or NYSE American, it is possible that, even if the Reverse Stock Split results in a bid price for the Common Stock that exceeds the required price per share another reverse split may be necessary in the future and we may not be able to continue to satisfy the other criteria for continued listing of the Common Stock on Nasdaq or NYSE American.

Potential Anti-takeover Effects of a Reverse Stock Split

Release No. 34-15230 of the staff of the SEC requires disclosure and discussion of the effects of any action, including the actions discussed herein, that may be used as an anti-takeover mechanism. The Reverse Stock Split, if effected, may, despite the planned decrease in the authorized number of shares of our Common Stock, also result in a relative increase in the number of authorized but unissued shares of our Common Stock vis-à-vis the outstanding shares of our Common Stock and, could, under certain circumstances, have an anti-takeover effect, although this is not the purpose or intent of our Board of Directors. A relative increase in the number of authorized shares of Common Stock could have other effects on our stockholders, depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. A relative increase in our authorized shares could potentially deter takeovers, including takeovers that our Board has determined are not in the best interest of our stockholders, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover more difficult. For example, we could issue additional shares so as to dilute the stock ownership or voting rights of persons seeking to obtain control without our agreement. Similarly, the issuance of additional shares to certain persons allied with our management could have the effect of making it more difficult to remove our current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. The Reverse Stock Split therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts, the Reverse Stock Split may limit the opportunity for our stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal.

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Although the Reverse Stock Split has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt, stockholders should be aware that the effect of the Reverse Stock Split could facilitate future attempts by AiXin to oppose changes in control of AiXin and perpetuate our management, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices. We cannot provide assurances that any such transactions will be consummated on favorable terms or at all, that they will enhance stockholder value, or that they will not adversely affect our business or the trading price of the Common Stock.

Common Stock

After the effective date of the Reverse Stock Split, each shareholder will own fewer shares of our Common Stock.

Accordingly, a Reverse Stock Split at certain ratios, despite the decrease in the authorized number of shares of our Common Stock, would result in a significant increase in the number of authorized and unissued shares of Common Stock. Because our stockholders have no preemptive rights to purchase or subscribe for any of our unissued Common Stock, the future issuance of additional shares of Common Stock will reduce our current shareholders’ percentage ownership interest in the total outstanding shares of Common Stock. In the absence of a proportionate increase in our future earnings and book value, an increase in the number of our outstanding shares of Common Stock would dilute our projected future earnings per share, if any, and book value per share of all our outstanding shares of the Common Stock. If these factors were reflected in the price per share of our Common Stock, the potential realizable value of a shareholder’s investment could be adversely affected. An issuance of additional shares could therefore have an adverse effect on the potential realizable value of a shareholder’s investment. As of the date of this filing, AiXin does not have any definitive plans, proposals or arrangements to issue any of the newly available authorized shares for any purpose other than upon exercise of our currently outstanding options and warrants, upon conversion of our currently outstanding convertible debt and in connection with the potential up-listing of the Common Stock to the Nasdaq or NYSE American.

Th Reverse Stock Split has been prompted solely by the business considerations discussed in the preceding paragraphs. Any additional shares of Common Stock that would become available for issuance following the Reverse Stock Split could also be used by the Company’s management to delay or prevent a change in control. The Board is not aware of any pending takeover or other transactions that would result in a change in control of the Company, and the Reverse Stock Split was not adopted in response to any such proposals.

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The following table sets forth the approximate number of shares of the Company’s Common Stock that would be outstanding immediately after the Reverse Stock Split at various exchange ratios, based on 200,000,000 shares of Common Stock actually outstanding as of July 9, 2020. The table does not account for fractional shares

Approximate Shares of Common Stock
Outstanding After Reverse Stock Split
Based on Current Authorized
Ratio of Reverse Stock Split	Number of Shares

None	200,000,000

1:2	100,000,000

1:4	50,000,000

1:6	33,333,333

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates, if Applicable

If the Board believes that a Reverse Stock Split is in the best interests of AiXin and its shareholders, the Board will determine the ratio, within the range approved by AiXin’s shareholders, of the Reverse Stock Split to be implemented and will publicly announce the selected ratio for the Reverse Stock Split prior to the effectiveness of the Reverse Stock Split. AiXin will file the Amendment with the Secretary of State of the State of Colorado at such time as the Board has determined the appropriate effective time for the Reverse Stock Split. The Board may delay effecting the Reverse Stock Split without re-soliciting shareholder approval. The Reverse Stock Split will become effective on the effective date set forth in the Amendment. Beginning on the effective date of the Reverse Stock Split, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

As soon as practicable after the effective date of the Reverse Stock Split, shareholders will be notified that the Reverse Stock Split has been effected. If you hold shares of Common Stock in a book-entry form, you will receive a transmittal letter from AiXin’s transfer agent as soon as practicable after the effective time of the Reverse Stock Split with instructions on how to exchange your shares. After you submit your completed transmittal letter, if you are entitled to post-split shares of our Common Stock, a transaction statement will be sent to your address of record as soon as practicable after the effective date of the Reverse Stock Split indicating the number of shares of Common Stock you hold.

Some stockholders hold their shares of Common Stock in certificate form or a combination of certificate and book-entry form. We expect that our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates, if applicable. If you are a stockholder holding pre-split shares in certificate form, you will receive a transmittal letter from the Company’s transfer agent as soon as practicable after the effective time of the Reverse Stock Split. The transmittal letter will be accompanied by instructions specifying how you can exchange your certificate representing the pre-split shares of our Common Stock for a statement of your holdings. When you submit your certificate representing the pre-split shares of our Common Stock, your post-split shares of our Common Stock will be held electronically in book-entry form in the Direct Registration System. This means that, instead of receiving a new stock certificate, you will receive a statement of holding that indicates the number of post-split shares you own in book-entry form. We will no longer issue physical stock certificates unless you make a specific request for a share certificate representing your post-split ownership interest.

SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Beginning on the effective time of the Reverse Stock Split, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

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Fractional Shares

If the reverse stock split ratio determined to be implemented by the Board, if any, will result in fractional shares, we will not issue fractional shares. Instead we will, at the discretion of the Board, determine whether we will pay an amount in cash equal to the product obtained by multiplying (i) the average of the closing sales price of the Corporation’s Common Stock as reported on the OTC Markets for the ten (10) days preceding the effective date of the Articles of Amendment by (ii) the number of shares of the Corporation’s Common Stock held by such shareholder before the combination that would otherwise have been exchanged for such fractional share interest in lieu of such fractional shares or take other action to settle fractional shares in accordance with Section 7-106-104 of the Colorado Business Corporation Act.

Effect on Outstanding Stock Options and Warrants

All outstanding options and warrants to purchase shares of our Common Stock, including any held by our officers and directors, would be adjusted as a result of the Reverse Stock Split as well as all outstanding convertible debentures. In particular, the number of shares issuable upon the exercise of each instrument would be reduced, and the exercise price per share or conversion price per share, if applicable, would be increased, in accordance with the terms of each instrument and based on the ratio of the Reverse Stock Split.

Accounting Matters

The Reverse Stock Split will not affect the capital account on our balance sheet. However, because the par value of the Common Stock will remain unchanged on the effective date of the Reverse Stock Split, the components that make up the capital account will change by offsetting amounts. Depending on the size of the Reverse Stock Split the Board decides to implement, the stated capital component will be reduced to an amount between one-half (1/2) and one-sixth (1/6) of its present amount, and the additional paid-in capital component will be increased with the amount by which the stated capital is reduced. The per share net income or loss and net book value of the Common Stock will be increased because there will be fewer shares of Common Stock outstanding. Prior periods’ per share amounts will be restated to reflect the Reverse Stock Split.

Material United States Federal Income Tax Consequences of the Reverse Stock Split

The following discussion describes the anticipated material United States Federal income tax consequences to “U.S. holders” (as defined below) of Company capital stock relating to the Reverse Stock Split. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (“IRS”), and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect). The Company has not obtained a ruling from the IRS or an opinion of legal or tax counsel with respect to the tax consequences of the Reverse Stock Split. The following discussion is for information purposes only and is not intended as tax or legal advice. Each holder should seek advice based on the holder’s particular circumstances from an independent tax advisor.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of AiXin’s capital stock that is for United States Federal income tax purposes:

(i)	an individual citizen or resident of the United States;
(ii)	a corporation (or other entity treated as a corporation for U.S. Federal income tax purposes) organized under the laws of the United States, any state, or the District of Columbia;
(iii)	an estate with income subject to United States Federal income tax regardless of its source; or
(iv)	a trust that (a) is subject to primary supervision by a United States court and for which United States persons control all substantial decisions or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

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This discussion assumes that a U.S. holder holds AiXin capital stock as a capital asset within the meaning of Code Section 1221. This discussion does not address all of the tax consequences that may be relevant to a particular AiXin shareholder or to AiXin shareholders that are subject to special treatment under United States Federal income tax laws including, but not limited to, financial institutions, tax-exempt organizations, insurance companies, regulated investment companies, real estate investment trusts, entities disregarded from their owners for tax purposes, persons that are broker-dealers, traders in securities who elect the mark-to-market method of accounting for their securities, or AiXin shareholders holding their shares of AiXin capital stock as part of a “straddle,” “hedge,” “conversion transaction,” or other integrated transaction, or persons who hold their AiXin capital stock through individual retirement or other tax-deferred accounts. This discussion also does not address the tax consequences to AiXin, or to AiXin shareholders that own 5% or more of AiXin’s capital stock, are affiliates of AiXin, or are not U.S. holders. In addition, this discussion does not address other United States Federal taxes (such as gift or estate taxes or alternative minimum taxes), the tax consequences of the Reverse Stock Split under state, local, or foreign tax laws or certain tax reporting requirements that may be applicable with respect to the Reverse Stock Split. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

If a partnership (or other entity treated as a partnership for United States Federal income tax purposes) is an AiXin shareholder, the tax treatment of a partner in the partnership, or any equity owner of such other entity will generally depend upon the status of the person and the activities of the partnership or other entity treated as a partnership for United States Federal income tax purposes.

Tax Consequences of the Reverse Stock Split Generally

A reverse split should constitute a “recapitalization” for U.S. federal income tax purposes. As a result, a U.S. Holder generally should not recognize gain or loss upon the reverse split, except with respect to cash received in lieu of a fractional share of our common stock. A U.S. Holder’s aggregate tax basis in the shares of our common stock received pursuant to the reverse split should equal the aggregate tax basis of the shares of our common stock surrendered (excluding any portion of such basis that is allocated to any fractional share of our common stock), and such U.S. Holder’s holding period in the shares of our common stock received should include the holding period in the shares of our common stock surrendered. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares of our common stock surrendered to the shares of our common stock received pursuant to the reverse split. Holders of shares of our common stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

Information Reporting and Backup Withholding. A U.S. Holder (other than corporations and certain other exempt recipients) may be subject to information reporting and backup withholding when such holder receives cash in lieu of a fractional share of our common stock pursuant to the reverse split. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and such holder does not provide its taxpayer identification number in the manner required or otherwise fails to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. Holder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

AMENDMENT OF THE ARTICLES OF INCORPORATION

TO DECREASE THE AUTHORIZED SHARES

Purpose and Effect of the Decrease in Authorized Shares

The Board has adopted, and the Majority Shareholder has approved, an amendment to our Articles of Incorporation to decrease the number of authorized shares of Common Stock, from 950,000,000 shares to 500,000,000 shares.

The change in the authorized share number will occur concurrently with the Reverse Stock Split and will not be effected if the Reverse Split is not effected. Although the number of authorized shares of Common Stock will be decreased from 950,000,000 to 500,000,000 the number of shares outstanding after the Reverse Split may decrease by a larger ratio than the reduction in the authorized shares of Common Stock. Accordingly, the change in the number of authorized shares could represent, on a percentage basis, an increase in the number of authorized shares compared to the number of shares outstanding after the Reverse Stock Split.

9

We have filed an amendment to our Articles of Incorporation with the Secretary of State of the State of Colorado to decrease the number of authorized shares of Common Stock at the same time as we effectuate the Reverse Stock Split. See Appendix A.

The Board believes that it is prudent to decrease the authorized number of shares of Common Stock from 950,000,000 shares to 500,000,000 shares while maintaining an adequate reserve of authorized but unissued shares to save time and money in responding to future events requiring the issuance of additional shares of Common Stock, such as acquisitions or equity offerings. All authorized but unissued shares of Common Stock and Preferred Stock will be available for issuance from time to time for any proper purpose approved by the Board. As of the date of this filing, AiXin does not have any definitive plans, proposals or arrangements to issue any of the newly available authorized shares for any purpose other than upon exercise of our currently outstanding options and warrants, upon conversion of our currently outstanding convertible debt and in connection with the potential up-listing of the Common Stock to the Nasdaq.

Vote Required to Approve Amendment of our Articles of Incorporation

Approval of the Amendment and to authorize our Board of Directors, if in their judgment it is necessary, to effect the Reverse Stock Split and Decrease requires an affirmative vote of a majority of the Common Stock outstanding and entitled to vote as of the record date. We have received the required vote by the Written Consent of our Majority Shareholder.

No Dissenter’s Appraisal Rights

Shareholders are not entitled to dissenter’s appraisal rights under the CBCA with respect to the Reverse Stock Split or the Amendment.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

As disclosed under the section entitled “General Information - Action by Written Consent,” the Board and the Majority Shareholder of the Company approved the Amendment. None of the persons who have served as our officers or directors since the beginning of the Company’s last fiscal year, or any associates of such persons, have any substantial interest, direct or indirect, in any matter described in this Information Statement, other than the interests held by such persons through their respective beneficial ownership of the shares of the Company’s capital stock set forth below in the section entitled “Security Ownership of Certain Beneficial Owners and Management.”

OUTSTANDING VOTING STOCK

As of the Record Date related to the Written Consent, the Company had 200,000,000 shares of Common Stock issued and outstanding, and no Preferred Stock issued and outstanding. Each share of outstanding Common Stock is entitled to one vote on matters submitted for Shareholder approval.

On July 9, 2020, the Majority Shareholder, the record owner of 116,277,415 shares of Common Stock, representing approximately 58 % of the outstanding shares of Common Stock, executed and delivered to the Company the Written Consent approving the Amendment. Since the Amendment has been approved by the Majority Shareholder, no proxies are being solicited with this Information Statement.

The CBCA provides in substance that unless the Company’s Articles of Incorporation provides otherwise, shareholders may take action without a meeting of shareholders and without prior notice if a consent or consents in writing, approving the Amendment is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning beneficial ownership of our Common Stock as of July 9, 2020, by (i) any person or group with more than 5% of our Common Stock, (ii) each director, (iii) our chief executive officer and each other executive officer whose cash compensation for the most recent fiscal year exceeded $100,000 and (iv) all such executive officers and directors as a group.

10

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to the securities. Subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. In addition, shares of common stock issuable upon exercise of options, warrants and other convertible securities anticipated to be exercisable or convertible at or within sixty days of July 9, 2020, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those securities, and the group as a whole, but are not deemed outstanding for computing the percentage ownership of any other person. As of July 9, 2020, we had outstanding 200,000,000 shares of Common Stock.

To our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of securities shown as beneficially owned by them.

Name of Shareholder	Number of Shares	Percent of Shares
Directors and Executive Officers:

Quanzhong Lin, Chairman and CEO 9 An Rong Lu Jingniu, Bldg 4 Unit 163 Chengdu, Sichuan Province, China	116,277,415	58.1%

Yao-Te Wang, Director 704 No.9, Lane 14, Shijian St. Tainan City, Taiwan, R.O.C.	15,074,695	7.5%

Chang-Pin Lin, Director 21F., No. 282, Shizheng N. 2nd Rd. Xitun Dist., Taichung City 407 Taiwan (R.O.C.)	0	__

Yuhua Zhu, Director No. 98, Business Hall, Building 2, 13F Wuyi Avenue, Furong District Changsha City, Hunan Province, China	0	__

All directors and executive officers as a group (five persons)	131,352,110	65.6%

INFORMATION STATEMENT COSTS

The cost of delivering this Information Statement, including the preparation, assembly and mailing of the Information Statement, as well as the cost of forwarding this material to the beneficial owners of our Common Stock will be borne by us. The Company may reimburse brokerage firms and others for expenses in forwarding Information Statement materials to the beneficial owners of our Common Stock.

FORWARD-LOOKING STATEMENTS AND INFORMATION

This Information Statement contains forward-looking statements, which reflect our views with respect to future events. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from such statements. These forward-looking statements are identified by, among other things, the words “anticipates,” “intends,” “believes,” “will,” “estimates,” “expects,” “plans,” “projects,” “targets” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

You should rely only on the information the Company has provided in this Information Statement. The Company has not authorized any person to provide information other than that provided herein. You should not assume that the information in this Information Statement is accurate as of any date other than the date on the front of the document, unless expressly set forth otherwise.

AVAILABLE INFORMATION

We file annual, quarterly and periodic reports, proxy statements and other information with the SEC. These filings are available to the public on the Internet at the SEC’s web site, http://www.sec.gov. The SEC’s web site contains reports, proxy statements and other information regarding issuers, like us, that file these reports, statements and other documents electronically with the SEC. You can also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the SEC’s Public Reference Section at that address. Please call the SEC at 1-800-SEC-0330 for further information regarding the operation of the Public Reference Room.

By Order of the Board of Directors

/s/ Quanzhong Lin
Quanzhong Lin
Chairman of the Board of Directors
Chief Executive Officer

August 24, 2020

11

OFFICE OF THE SECRETARY OF STATE
OF THE STATE OF COLORADO

CERTIFICATE OF DOCUMENT FILED

I, Jena Griswold , as the Secretary of State of the State of Colorado, hereby certify that, according to the records of this office, the attached document is a true and complete copy of the

Articles of Amendment

with Document # 20201709624 of

AiXin Life International, Inc.

Colorado Corporation

(Entity ID # 20011171392)

consisting of 5 pages.

This certificate reflects facts established or disclosed by documents delivered to this office on paper through 08/18/2020 that have been posted, and by documents delivered to this office electronically through 08/19/2020@ 11:44:59.

I have affixed hereto the Great Seal of the State of Colorado and duly generated, executed, and issued this official certificate at Denver, Colorado on 08/19/2020 @ 11:44:59 in accordance with applicable law. This certificate is assigned Confirmation Number 12540440 .

STATE · OF · COLORADO
NIL SINE NUMINE
1876

Secretary of State of the State of Colorado

End of Certificate*

Notice: A certificate issued electronically from the Colorado Secretary of State's Web site is fully and immediately valid and effective. However, as an option, the issuance and validity of a certificate obtained electronically may be established by visiting the Validate a Certificate page of the Secretary of State's Web site, http://www.sos.state.co.us/biz/CertificateSearchCriteria.do entering the certificate's confirmation number displayed on the certificate, and following the instructions displayed. Confirming the issuance of a certificate is merely optional and is not necessary to the valid and effective issuance of a certificate. For more information, visit our Web site, http://www.sos.state.co.us/ click "Businesses, trademarks, trade names" and select "Frequently Asked Questions."

Document must be filed electronically.
Paper documents are not accepted.
Fees & forms are subject to change.
For more information or to print copies
of filed documents, visit www.sos.state.co.us.

E-Filed

Colorado Secretary of State
Date and Time: 08/19/2020 11:43 AM
ID Number: 20011171392

Document number: 20201709624
Amount Paid: $25.00

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

1. For the entity, its ID number and entity name are

ID number: 20011171392
(Colorado Secretary of State ID number)

Entity name: AiXin Life International, Inc.

2. The new entity name (if applicable) is __________.

3. *(If the following statement applies, adopt the statement by marking the box and include an attachment.)*
[X] This document contains additional amendments or other information.

4. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

5. *(Caution: Leave blank if the document does not have a delayed effective date. Stating a delayed effective date has significant legal consequences. Read instructions before entering a date.)*

(If the following statement applies, adopt the statement by entering a date and, if applicable, time using the required format.)

The delayed effective date and, if applicable, time of this document is/are 10/27/2020.
(mm/dd/yyyy hour:minute am/pm)

Notice:

Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that such document is such individual's act and deed, or that such individual in good faith believes such document is the act and deed of the person on whose behalf such individual is causing such document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S. and, if applicable, the constituent documents and the organic statutes, and that such individual in good faith believes the facts stated in such document are true and such document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is identified in this document as one who has caused it to be delivered.

6. The true name and mailing address of the individual causing the document to be delivered for filing are

McGill	Vincent	J	
(Last)	*(First)*	*(Middle)*	*(Suffix)*

20 Chapel Place
(Street name and number or Post Office Box information)
Apt 3U

Great Neck	NY	11021
(City)	*(State)*	*(Postal/Zip Code)*
	United States	
(Province – if applicable)	*(Country – if not US)*	

AMD_PC Page 1 of 2 Rev. 12/20/2016

(If the following statement applies, adopt the statement by marking the box and include an attachment.)

☐ This document contains the true name and mailing address of one or more additional individuals causing the document to be delivered for filing.

Disclaimer:

This form/cover sheet, and any related instructions, are not intended to provide legal, business or tax advice, and are furnished without representation or warranty. While this form/cover sheet is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form/cover sheet. Questions should be addressed to the user's legal, business or tax advisor(s).

AMD_PC Page 2 of 2 Rev. 12/20/2016

ATTACHMENT TO ARTICLES OF AMENDMENT
ARTICLES OF INCORPORATION OF
AIXIN LIFE INTERNATIONAL, INC.

That ARTICLE IV shall be amended by replacing ARTICLE IV in its entirety as follows:

"ARTICLE IV
CAPITAL STOCK

A. Authorized Stock. The aggregate number of shares of stock the corporation is authorized to issue is five hundred million (500,000,000) shares of common stock, par value $0.00001 per share and twenty million (20,000,000) shares of preferred stock, par value $0.001 per share, and the relative rights of the shares of each class are as follows:

1. Preferred Stock.

The corporation may divide and issue the preferred stock in series. Preferred stock of each series when issued shall be designated to distinguish them from the shares of all other series. The Board of Directors hereby is expressly vested with authority to divide the class of preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by these Articles of Incorporation and the laws of the state of Colorado in respect of the following:

(a) The number of shares to constitute such series, and the distinctive designations thereof;

(b) The rate and preference of any dividends and the time of payment of any dividends, whether dividends are cumulative and the date from which any dividend shall accrue;

(c) Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

(d) The amount payable upon shares in event of involuntary liquidation;

(e) The amount payable upon shares in event of voluntary liquidation;

(f) Sinking fund or other provisions, if any, for the redemption or purchase of shares;

(g) The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

(h) Voting rights, if any; and

(i) Any other relative rights and preferences of shares of such series, including without limitation any restriction on an increase in the number of shares of any series theretofore authorized and any limitation or restriction of rights or powers to which shares of any future series shall be subject.

2. Common Stock.

(a) The rights of holders of common stock to receive dividends or to share in the distribution of assets in the event of liquidation, dissolution or winding up of the affairs of the corporation shall be subject to the preferences, limitations and relative rights of the preferred stock fixed in the resolution or resolutions which may be adopted from time to time by the Board of Directors of the corporation providing for the issuance of one or more series of the preferred stock.

(b) The holders of the common stock shall be entitled to one vote for each common share held by them of record at the time set for determining the holders thereof entitled to vote.

Effective at 5:01 p.m. Eastern time on the date specified as the effective date of these Articles of Amendment, or such later date as the Financial Industry Regulatory Authority approves the Reverse Stock Split (the "Effective Time"), the shares of the Corporation's common stock, par value $0.00001 per share, issued and outstanding immediately prior to the Effective Time and the shares of common stock issued and held in the treasury of the Corporation immediately prior to the Effective Time shall be combined into a smaller number of shares such that each four (4) shares of issued and outstanding common stock immediately prior to the Effective Time are combined into one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share. Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, upon surrender after the Effective Time of a certificate which formerly represented shares of common stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of common stock as a result of the combination, following the Effective Time (after taking into account all fractional shares of common stock otherwise issuable to such holder), shall be entitled to receive an amount in cash equal to the product obtained by multiplying (i) the average of the closing sales price of the Corporation's common stock as reported on the OTC Markets for the ten (10) days preceding the effective date of these Articles of Amendment by (ii) the number of shares of the Corporation's common stock held by such shareholder before the combination that would otherwise have been exchanged for such fractional share interest in lieu of such fractional shares.

Each stock certificate that, immediately prior to the Effective Time, represented shares of common stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of common stock after the Effective Time into which the shares of common stock formerly represented by such certificate shall have been combined, provided, however, that each person of record holding a certificate that represented shares of common stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of common stock after the Effective Time into which the shares of common stock formerly represented by such certificate shall have been combined."